Exhibit 99.1

BGC EXPECTS TO REACH A CONSENSUAL AGREEMENT WITH GFI GROUP

Agreement Would Satisfy All Tender Offer Conditions with Respect to BGC’s Offer for $6.10 per Share

GFI Stockholders Are Urged to Tender into the $6.10 Offer by Today’s 5:00 PM. ET Deadline

NEW YORK, NY – February 19, 2015 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” or “BGC”), a leading global brokerage company servicing the financial and real estate markets, today announced that it is engaged in discussions with GFI Group Inc. (NYSE: GFIG) (“GFI”) and expects to reach a consensual agreement related to its tender offer to purchase the shares of GFI for $6.10 per share. The proposed agreement would satisfy all of BGC’s previously disclosed tender offer conditions.

Howard Lutnick, Chairman and Chief Executive Officer of BGC, said, “We have been actively engaged in discussions with GFI and expect to reach an agreement on all of the tender offer conditions that we have been seeking over the last several months in order to complete our $6.10 per share all-cash offer. We continue to urge GFI stockholders to tender their shares by today’s deadline to ensure that they receive the value to which they are entitled.”

The offer is scheduled to expire at 5:00 PM ET today, February 19, 2015.

Stockholders with questions about how to tender their shares may call Innisfree M&A Incorporated, BGC’s Information Agent, toll-free at (888) 750-5884.

BGC’s financial advisor and dealer manager for the tender offer is Cantor Fitzgerald & Co. and its legal advisor is Wachtell, Lipton, Rosen & Katz.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, BGC offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, Newmark, Grubb & Ellis, and Grubb are trademarks and service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Important Additional Information

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of GFI Group Inc. (“GFI”) or any other securities. BGC Partners, Inc. and its subsidiary BGC Partners, L.P. have commenced a tender offer for all outstanding shares of common stock of GFI and have filed with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents). These documents, as they may be amended from time to time, contain important information, including the terms and conditions of the tender offer, and stockholders of GFI are advised to carefully read these documents before making any decision with respect to the tender offer. Investors and security holders may obtain a free copy of documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. These materials are also available to GFI Group security holders at no expense to them at http://ir.bgcpartners.com or by calling BGC Partners’ information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5884.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in BGC’s public filings, including BGC’s most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC Media Contacts:

George Sard / Bryan Locke / Bob Rendine - Sard Verbinnen & Co

+1-212-687-8080

Hannah Sloane - BGC +1 212-294-7938	Sarah Laufer –BGC +1 212-915-1008
BGC Investor Contacts:

Jason McGruder - BGC +1 212-829-4988	Jason Chryssicas – BGC +1 212-915-1987

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